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                                                                    EXHIBIT 10.8


                              MANAGEMENT AGREEMENT

         THIS MANAGEMENT AGREEMENT ("AGREEMENT") is executed as of this 7th day of October, 2003, by and between Barden Development, Inc., an Indiana corporation (the "MANAGER"), and The Majestic Star Casino, LLC, an Indiana limited liability company (the "COMPANY").

                              W I T N E S S E T H:

         WHEREAS, the Manager and the Company entered into a Management Agreement on June 18, 1999 (the "PRIOR AGREEMENT"), which provided for the Manager to be compensated for managing the affairs of the Company;

         WHEREAS, the parties thereto now desire to terminate the Prior Agreement in its entirety and enter into this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties do hereby agree as follows:

         1. Terms used but not otherwise defined herein shall have the meanings set forth in that certain Indenture, dated as of the date hereof, by and among the Company, The Majestic Star Casino Capital Corp. ("MSCC"), the subsidiary guarantors named therein and The Bank of New York, as trustee thereunder (the "INDENTURE").

         2. During the term of this Agreement, Manager shall, subject to and in accordance with the terms of the Third Amended and Restated Operating Agreement dated as of March 29, 1996, as amended (the "OPERATING AGREEMENT"), serve as the manager of the Company.

         3.       Effective upon the closing of the transactions contemplated by
(i) that certain Purchase Agreement, dated as of September 26, 2003, by and among the Company, MSCC, Jefferies & Company, Inc., Wells Fargo Securities, LLC and certain affiliates of the Company (the "NOTE OFFERING"), and (ii) that certain Loan and Security Agreement, dated as of October 7, 2003, by and among the lenders signatory thereto (the "Lenders"), Wells Fargo Foothill, Inc., as the arranger and administrative agent for the Lenders (the "Agent"), the Company, and certain subsidiaries of the Company (the "Loan Agreement"), pursuant to which an $80.0 million credit facility will be established (the "Credit Facility"), the Prior Agreement shall be terminated and of no further force and effect.

         4. Subject to Section 6 hereof, effective October 1, 2003, the Company shall pay to the Manager, on a quarterly basis, within 15 days after the end of each quarter, a management services distribution equal to (i) one percent (1%) of the Company's Net Revenues for such quarter; plus (ii) five percent (5.0%) of the Company's Consolidated Cash Flow for such quarter. In addition, prior to October 15, 2003, the Company shall pay to the Manager, a management services distribution for the quarter ended September 30, 2003 based on the foregoing formula.

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         5.       SUBORDINATION.

                  (a) Agreement to Subordinate. Except as provided in paragraph (c) of this Section 5, the Company and BDI agree, that the payment of Management Distributions under this Agreement are subordinated and junior in right of the payment in full (i) of principal, interest, premium and Liquidated Damages, if any, on the Notes, and (ii) of principal, interest, and premium, if any, under the Credit Facility, and that the subordination is for the benefit of and shall be enforceable by, the Holders of Notes and Lenders, and that each Holder of Notes shall be deemed to have acquired such Notes, and that each Lender shall be deemed to have made the loans described under the Loan Agreement in reliance upon the provisions contained in this Agreement.

                  (b) Liquidation; Dissolution; Bankruptcy. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors of the Company in a liquidation or dissolution of the Company or its properties, in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its properties, in an assignment for the benefit of creditors or in any marshalling of assets and liabilities of the Company:

                           (i)      Holders of Notes and Lenders shall receive
payment in full in cash of any Obligations (including interest after the commencement of any such proceeding at the rate specified in the Indenture, whether or not such interest is an allowable claim) before BDI shall be entitled to receive any payment or distribution of any kind or character with respect to any Management Distributions under this Agreement; and

                           (ii)     until the Obligations are paid in full in
cash, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which BDI would be entitled under this Agreement but for this Section 5 shall be made to Holders of Notes and the Lenders, as their interests may appear.

                  (c) Payment Default. The Company shall not make any payment or distribution of any kind or character to BDI with respect to any Management Distributions due under this Agreement until all Obligations with respect to the Notes or the Credit Facility have been paid in full; provided, however, that if no Default in the payment when due, whether at maturity, upon redemption, acceleration, declaration or otherwise, of any Obligations, with respect to the Notes has occurred and is continuing on the date of such payment or distribution with respect to any Management Distributions due under this Agreement, the Company may make any such payment or distribution with respect to any Management Distributions due under this Agreement; provided, further, that the Company may resume payments and distributions with respect to any Management Distributions due under this Agreement upon the date upon which any such Default has been cured or waived.

                  (d) When Distribution Must Be Paid Over. In the event that BDI receives any payment or distribution of any kind or character, whether in cash, properties or securities, in respect of any Management Distributions under this Agreement at a time when such payment or distribution is prohibited by this Section 5 and BDI has actual knowledge that the payment is prohibited, such payment shall be held by BDI, in trust for the benefit of, and shall be paid

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forthwith over and delivered, upon written request, (on a pro rata basis based on the aggregate principal amount of Notes held by the Holders), to the Holders of the Notes with respect to Notes and to the Lenders with respect to the Loan Agreement remaining unpaid to the extent necessary to pay the Obligations in full, after giving effect to any concurrent payment or distribution to or for the Holders of the Notes and the Lenders.

                  If BDI is required by any court or otherwise to deliver payments it received by the Company to a Holder of the Notes or the Lenders, any amount so paid to the extent theretofore discharged, shall be reinstated in full force and effect.

                  To the extent any payment of the Obligations on the Notes (whether by or on behalf of the Company, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Obligations on the Notes or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

                  (e) Notice By the Company. The Company shall promptly notify BDI in writing of any facts known to the Company that would cause a payment of any Management Distributions under this Agreement to violate this
Section 5, but failure to give such notice shall not affect the subordination of the Management Distributions to the Notes and the Lenders as provided in this
Section 5.

                  (f) Subrogation. Subject to the payment in full of all Obligations on the Notes and the Credit Facility, BDI shall be subrogated (equally and ratably with all other Indebtedness pari passu with the Company's obligation to pay Management Distributions) to the rights of the Lenders and the Holders of Notes to receive payments or distributions of cash, properties or securities of the Company applicable to the Notes until the Notes have been paid in full. A distribution made under this Section 5 to the Holders of the Notes or the Lenders that otherwise would have been made to BDI is not, as between the Company and BDI, a payment by the Company to or on account of the Notes or the Credit Facility.

                  (g) Relative Rights. This Section 5 defines the relative rights of BDI and the Holders of the Notes and the Lenders. The relative rights of the Lenders and the Holders of Notes are set forth in that certain Intercreditor Agreement, dated the date hereof, among the Company and certain of its affiliates, the Agent, and The Bank of New York. Nothing in this Agreement shall:

                           (i)      impair, as between the Company and BDI, the
obligation of the Company, which is absolute and unconditional, to pay Management Distributions in accordance with the terms of this Agreement;

                           (ii)     affect the relative rights of BDI and
creditors of the Company other than their rights in relation to Holders of the Notes and the Lenders; or

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                           (iii)    prevent BDI from exercising its available
remedies upon a default under this Agreement, subject to the rights of the Holders of the Notes and the Lenders to receive distributions and payments otherwise payable to BDI.

                  The failure to make a payment on account of Management Distributions by reason of any provision of this Section 5 shall not be construed as preventing the occurrence of a default under this Agreement.

                  (h) Subordination May Not Be Impaired by the Company. No right of any Holder of Notes to enforce the subordination of the payment of Management Distributions under this Agreement shall at any time in any way be prejudiced or be impaired by any act or failure to act by the Company or BDI or by the failure of the Company or BDI to comply with this Agreement, regardless of any knowledge thereof which BDI may have otherwise been charged with.

                  Without in any way limiting the generality of the foregoing paragraph, the Holders of the Notes may, at any time and from time to time, without the consent of or notice to BDI, without incurring responsibility to BDI and without impairing or releasing the subordination provided in this Section 5 or the obligations hereunder of BDI to the Holders of the Notes, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, the Notes, or otherwise amend or supplement in any manner the Notes; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Notes; (iii) release any Person liable in any manner for the payment or collection of the Notes; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.

                  (i) Amendments. The provisions of this Section 5 shall not be amended or modified without the written consent of the parties holding a majority of the outstanding Notes.

         6. Notwithstanding the foregoing, the Company shall not be required to pay the distributions under Section 4, if a Default or Event of Default has occurred and is continuing under (i) the Indenture or (ii) the Credit Facility (as such terms are defined therein), or would occur as a consequence of such payment. Any payments otherwise owed hereunder that are not made shall not be canceled but rather shall accrue and shall be payable by the Company promptly when, and to the extent, the Company is no longer prohibited from making such payments.

         7. The terms of this Agreement shall commence on the day and year first above written and shall continue until the date on which the manager no longer serves as manager of the Company pursuant to the Operating Agreement, unless earlier terminated by either party upon 60 days prior written notice.

         8. The Manager shall have no liability hereunder for any breach of this Agreement, except to the extent that any such breach hereunder gives rise to a breach of the Manager's obligations as set forth in the Operating Agreement, which breach shall be remedied pursuant to the terms thereof. The Company's sole remedy for any claim hereunder shall be the termination of this Agreement, provided, that nothing set forth herein shall in any way impair the Company's

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rights and remedies are set forth in the Operating Agreement. The Company shall indemnify the Manager, and any employee, officer, manager, director or Agent of the Manager, as and to the extent set forth in Section 8.2 of the Operating Agreement.

         9.       MISCELLANEOUS.

                  (a) This Agreement and the Operating Agreement set forth the entire understanding of the parties with respect to the Manager's rendering of management services to the Company. This Agreement may not be modified, waived, terminated or amended, except expressly by an instrument in writing signed by the Manager and the Company.

                  (b) This Agreement and the right to receive distributions due hereunder may be assigned or pledged in whole or in part by the Manager to any party. This Agreement may not be assigned or pledged by the Company without the prior written consent of the Manager.

                  (c) In the event that any provision of this Agreement shall be held to be void or unenforceable in whole or in part, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

                  (d) Except as otherwise specifically provided herein, notice given hereunder shall be deemed sufficient if delivered personally or sent by registered or certified mail to the address of the party for whom intended at the principal executive offices of such party, or at such other address as such pay may hereinafter specify by written notice to the other party.

                  (e) No waiver by either party of any breach of any provision of this Agreement shall be deemed a continuing waiver or a waiver of any preceding or succeeding breach of such provision or of any other provision herein contained

                  (f) This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

                  (g) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

                            [signature page follows]

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         IN WITNESS WHEREOF, the parties hereto have executed this Management
Agreement as of the day and year first above written.

                                                   BARDEN DEVELOPMENT, INC.

                                                   _____________________________
                                                   Name:
                                                   Title:

                                                   THE MAJESTIC STAR CASINO, LLC

                                                   _____________________________
                                                   Name:
                                                   Title:

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